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                                                                     EXHIBIT 8.1

                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                             153 East 53rd Street
                            New York, New York 10022

To Call Writer Direct:         212 446-4800                          Facsimile:
                                                                    212-446-4900

                                 July 16, 1999
Muzak Holdings LLC
Muzak Holdings Finance Corp.
2901 Third Avenue, Suite 400
Seattle, WA 98121

          Re: Offer by Muzak Holdings LLC and Muzak Holdings Finance Corp. to Exchange any and all of their outstanding 13% Senior Discount Notes Due 2010 for their Series B 13% Senior Discount Notes Due 2010

Ladies and Gentlemen:

          We have acted as counsel to Muzak Holdings LLC and Muzak Holdings Finance Corp. (the "Companies") in connection with their offer (the "Exchange Offer") to exchange any and all of their 13% Senior Discount Notes Due 2010 (the "Old Securities") for their Series B 13% Senior Discount Notes Due 2010 (the "New Securities").

          You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Companies' Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission on May 14, 1999 (the "Registration Statement"), and such other documents as we deemed necessary.

          On the basis of the foregoing, it is our opinion that the exchange of the Old Securities for the New Securities pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

          The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be


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                               KIRKLAND & ELLIS

Muzak Holdings LLC
Muzak Finance Holdings Corp.
July 16, 1999
Page 2


successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Certain Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,



                              Kirkland & Ellis